EXHIBIT 10(xxiv)

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement") by and between The Stanley Works, a Connecticut corporation (the "Company"), and John F. Lundgren (the "Executive"), dated February 3, 2004 and effective as of the Effective Date (as defined in Section 1 below).

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the service and employment of the Executive with the Company, and the Executive wishes to provide service to the Company, in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is hereby agreed as follows:

1.    TERM.    The term of employment of the Executive by the Company hereunder (the "Term") shall commence on March 1, 2004 (the "Effective Date"), and shall continue until the occurrence of a Date of Termination (as defined in Section 4 below).

2.    POSITION AND DUTIES; LOCATION.

(a)    During the Term, the Executive shall serve as the Chief Executive Officer and Chairman of the Company with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities commensurate therewith as may from time to time be assigned to him by the Board of Directors of the Company (the "Board"). The Executive shall report solely to the Board. Effective as of the Effective Date, the Executive shall be appointed to the Board and elected as Chairman of the Board. At the Company's request, upon termination of the Executive's employment with the Company for any reason, the Executive shall (1) promptly resign from the Board and from all other positions the Executive then holds as an officer or member of the board of directors of any of the Company's subsidiaries or affiliates and (2) execute any and all documentation of such resignations.

(b)    During the Term, the Executive shall devote his full business time and effort to the performance of his duties hereunder. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or, subject to the approval of the Board, to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's duties hereunder.

(c)    During the Term, the Executive shall be based at the Company's principal headquarters in New Britain, Connecticut, except for travel reasonably required for the performance of the Executive's duties hereunder.

3.    COMPENSATION AND BENEFITS.

(a)    BASE SALARY.    During the Term, the Executive shall receive a base salary at the annual rate of $750,000. The Annual Base Salary (as defined below) shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall be reviewed at least annually by the Compensation and Organization Committee of the Board (the "C&O Committee") for possible increase. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. Once increased, the Annual Base Salary shall not thereafter be decreased, except pursuant to across-the-board salary reductions similarly affecting all senior Company executives. The term "Annual Base Salary" shall refer to the Annual Base Salary as in effect from time to time.

(b)    ANNUAL CASH BONUS.    For each fiscal year of the Company during the Term, the Executive shall participate in the Company's Management Incentive Compensation Plan, as amended, or any successor plan thereto (the "MICP"). The Executive's annual target bonus opportunity pursuant to the MICP shall equal 100% (the "Target Annual Bonus Percentage") of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year, with a maximum potential award equal to 200% of such Annual Base Salary. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives.

(c)    2003 BONUS FROM PRIOR EMPLOYER.    To the extent that the Executive's prior employer (the "Prior Employer") fails to pay to the Executive any portion of Executive's 2003 annual bonus of $537,192 (less applicable withholding taxes) prior to the twentieth (20th) day following the Customary Payment Date (as defined below), the Company, subject to the provisions of the succeeding sentence, shall make such payment to the Executive (less applicable withholding taxes) within five (5) business days thereafter. As a condition of receiving payment from the Company under this Section 3(c), the Executive shall first be required to make a prompt written demand to the Prior Employer in respect of such bonus if it is not paid to him within ten (10) business days after the date the Prior Employer makes such bonus payments to its officers generally (the "Customary Payment Date"). If the Executive receives payment from the Prior Employer in respect of his 2003 annual bonus after the date the Company has made a payment to him in respect of such bonus, then the Executive shall notify the Company and promptly remit to the Company, to the extent permitted by law, the amount previously paid to him by the Company pursuant to this Section 3(c).

(d)    INITIAL OPTION GRANT.    On the Effective Date, the C&O Committee shall grant to the Executive a nonqualified option (the "Option") to purchase 250,000 shares of the Company's common stock pursuant to the Company's 2001 Long-Term Incentive Plan (the "LTIP"). The Option shall be evidenced by a stock option certificate and agreement substantially in the form attached hereto as Exhibit A.

(e)    INITIAL RESTRICTED STOCK UNIT GRANT.    On the Effective Date, the C&O Committee shall grant to the Executive 75,000 Restricted Stock Units pursuant to the LTIP. The grant of Restricted Stock Units shall be evidenced by a restricted stock unit certificate and agreement substantially in the form attached hereto as Exhibit B.

(f)    OTHER BENEFITS.    While the Executive is employed during the Term: (i) the Executive shall be entitled to participate in all tax-qualified and non-qualified savings, employee stock ownership, employee stock purchase, deferred compensation and retirement and supplemental retirement plans that are generally made available to the Company's senior officers, and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior officers of the Company or to its Chief Executive Officer, including but not limited to the Company's executive car program, financial planning services, executive life insurance program, executive long-term disability program and executive physical program (provided that in each case, such participation shall be no less favorable than that available to senior officers of the Company); (ii) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, any medical (with COBRA equivalent premiums paid on a gross-up basis during any waiting period that is not waived), flexible spending, prescription, dental, short- and long-term disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as are made available to the senior officers of the Company; and (iii) the Executive shall be eligible to receive, on terms and conditions no less favorable than those generally made available to the other senior officers of the Company, ongoing equity grants and other long-term incentives (in addition to those specified above) as may be determined by the C&O Committee from time to time.

(g)    VACATION; RELOCATION; TEMPORARY LIVING EXPENSES.    The Executive shall be entitled to four (4) weeks paid vacation per year. The Company shall reimburse the Executive in accordance with the Company's Relocation Benefits Program Enhanced, effective November 21,

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2001 (the "Relocation Policy") for expenses incurred in connection with the relocation of the Executive and his "significant other" to the New Britain, Connecticut area. The Company shall, if requested by the Executive, extend the duration of the Relocation Policy by an additional six (6) months with respect to items that would otherwise be payable or reimbursable within the customary twelve (12) month limit, but such six (6) month extension shall not apply to any other time limits in the Relocation Policy (e.g., reimbursement of costs of selling the Executive's current residence and closing costs for a new residence shall be extended to 18 months, but the 60-day time limit for storage of household goods shall not be extended). The Company shall also provide, at no cost to the Executive, a furnished corporate apartment or other furnished residence reasonably acceptable to the Executive for the Executive and his "significant other" in the New Britain, Connecticut area; provided, however, that in no event shall such living accommodations be provided for longer than a twelve (12) month period. In addition, to the extent the Company's Relocation Policy does not cover expenses incurred by the Executive in connection with his relocation, the Company shall reimburse the Executive for such expenses upon the Executive's submission of documentation relating thereto reasonably acceptable to the Company; provided, however, that the Company shall not be required to reimburse the Executive for aggregate expenses in excess of $200,000.

(h)    EXPENSES.    The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive's services under this Agreement, in accordance with Company policy for its senior executives.

(i)    CHANGE IN CONTROL SEVERANCE AGREEMENT.    On the Effective Date, the Executive and the Company shall enter into a Change in Control Severance Agreement attached hereto as Exhibit C.

(j)    PENSION MAKE-WHOLE.    The Company shall provide the Executive with a supplemental retirement benefit to make the Executive whole for the retirement benefits he would reasonably expect to receive from the Prior Employer had he continued his employment with the Prior Employer. The supplemental retirement benefit will be calculated based on the Executive's historic compensation from the Prior Employer, projected forward at an assumed rate of increase of 5% per year. The supplemental retirement benefit that the Company will provide shall be offset by (i) retirement benefits accrued under defined benefit plans and arrangements with the Prior Employer (including retirement benefits accrued with the entity that the Prior Employer acquired, but only if and to the degree such retirement benefits would have been offset by such Prior Employer under its applicable plan or arrangement) and (ii) other retirement benefits accrued under Company sponsored plans that do not represent the Executive's elective deferrals (e.g., 401(k) contributions). The Company agrees that if (i) it terminates the Executive's employment for any reason other than for Cause or (ii) the Executive terminates his employment hereunder for Good Reason (each as defined in Section 4 below) prior to September 3, 2006, the Executive will be treated as having retired from the Prior Employer at age 55 for purposes of computing the supplemental retirement benefit payable by the Company under this Section 3(j). The manner in which such supplemental retirement benefit shall be calculated is set forth by way of example on Exhibit D attached hereto.

(k)    INDEMNIFICATION.    To the fullest extent permitted by the Company's certif-icate of incorporation and by-laws, or, if greater, by the laws of the State of Connecticut, the Company shall promptly indemnify and hold harmless the Execu-tive for all amounts (including, without limita-tion, judg-ments, fines, settle-ment pay-ments, loss-es, damages, costs, expenses (in-cluding reasonable attorneys' fees), ERISA excise taxes, or other liabilities or penalties and amounts paid or to be paid in settlement) incurred or paid by the Executive in connection with any action, proceeding, suit or investi-gation (the "Proceeding") to which the Executive is made a party, or is threatened to be made a party, by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, programs or arrange-ments, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity. Such indemnification shall continue even if the Executive has ceased to be a director, employee or agent of the Company or other affiliated entity

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and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connec-tion with a Proceeding within fifteen (15) days after receipt by the Company of a written request from the Executive for such ad-vance. Such request shall include an undertaking by the Execu-tive to timely repay the amount of such ad-vance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expens-es. The Compa-ny also agrees to main-tain a director's and officers' lia-bility insur-ance policy covering the Execu-tive to the extent the Company provides such cover-age for its other senior executive officers. Fol-low-ing the Term, the Compa-ny shall con-tin-ue to main-tain a directors' and officers' liability insurance policy for the benefit of the Execu-tive which is no less favorable than the policy covering other senior officers of the Company.

(l)    RETIREE MEDICAL.    So long as the Executive's employment hereunder has not been terminated by the Company for Cause (as defined in Section 4(b) below) or been voluntarily terminated by the Executive within two (2) years following the Effective Time other than for Good Reason (as defined in Section 4(c) below), the Company shall ensure that the Executive and his eligible dependents shall have access to retiree medical insurance coverage from a reputable carrier until the Executive shall first become eligible for Medicare (or in the event of his death, until he would have first become eligible). Such coverage shall be on terms and conditions no less favorable than generally made available to other Company retirees (or if there are no other such retirees, on terms and conditions reasonably acceptable to the Executive). The cost of such coverage shall be borne solely by the Executive (or in the event of his death, his eligible dependents), except to the extent that the Company generally bears such costs for its senior executives.

4.    TERMINATION OF EMPLOYMENT.

(a)    DEATH OR DISABILITY.    The Executive's employment shall terminate automatically upon the Executive's death during the Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Term. "Disability" means that the Executive is disabled within the meaning of the Com-pany's long-term disability policy for salaried employees (or any successor thereto) or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company and the Executive or the Execu-tive's legal representative has determined that the Executive is totally and permanently disabled. In the event that the Executive and the Company cannot agree as to a physician to make such a determination, each shall appoint a physician and those two (2) physicians shall select a third who shall make such determination in writing. A termina-tion of the Executive's employment by the Company for Disability shall be commu-nicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Time"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Time.

(b)    TERMINATION BY THE COMPANY.    The Company may terminate the Executive's employment during the Term for Cause or without Cause.

(i)    "Cause" is defined as (A) the Executive's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, (C) the Executive's conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude, (D) any violation of the Company's policies relating to compliance with applicable laws that has a material adverse effect on the Company or its affiliates or (E) the Executive's breach of any restrictive covenant set forth in Section 8 hereof. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the

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Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company.

(ii)    A termination of the Executive's employment for Cause shall be not be effective unless it is accomplished in accordance with the following proce-dures. The Board shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in detail the specific conduct (including any failure to act) of the Executive that it considers to constitute Cause, and proposing the date, time and place (which, in each case, shall be subject to the Executive's approval; provided that such approval shall not be unreasonably withheld) of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termina-tion for Cause, that takes place not less than forty-five (45) business days after the Executive receives the Notice of Termination for Cause. The Board shall provide the Executive an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of a majority of the Board (other than the Executive), the Execu-tive's conduct constitutes Cause under this Agreement.

(c)    GOOD REASON.    The Executive may terminate employment for Good Reason or without Good Reason.

(i)    "Good Reason" is defined as, without the Executive's consent, (A) the assignment to the Executive of any duties inconsistent with his status as the Company's Chief Executive Officer or a material adverse alteration in the nature or status of the Executive's responsibilities, unless the Company has cured such events within ten (10) business days after the receipt of written notice thereof from the Executive, (B) a reduction in the Executive's Annual Base Salary or Target Annual Bonus Percentage, except for across-the-board salary reductions similarly affecting all senior Company executives, (C) the relocation of the Company's headquarters to a location more than thirty-five (35) miles from the location of such headquarters on the Effective Date, (D) the failure of the Execu-tive to be elected or re-elected as Chairman of the Board, or (E) the Company's election not to renew the Change in Control Severance Agreement.

(ii)    A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason; provided, however, that no termination by the Executive shall be treated as a termination for Good Reason unless the Notice of Termination for Good Reason is given within forty-five (45) business days following the date the Executive first has knowledge of the event or circumstance alleged to constitute Good Reason. A termination of employment by the Executive for Good Reason shall be effective fifteen (15) days following the date when the Notice of Termination for Good Reason is given, unless the event or circumstance constitut-ing Good Reason is remedied by the Company in accordance with the foregoing.

(iii)    A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company 30 days advance written notice of the termination.

(d)    DATE OF TERMINATION.    The "Date of Termination" means the date of the Executive's death, the Disability Effective Time or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.

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5.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)    OBLIGATIONS ON ANY TERMINATION.    If the Executive's employment hereunder terminates for any reason, then (1) the Company shall pay to the Executive, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within ten (10) business days after the Date of Termination, (i) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid, (ii) any earned annual bonus that has not been paid for any previous fiscal year, (iii) any unpaid amount due under Section 3(c) hereof, and (iv) any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Date of Termination, (2) the Company shall also pay or provide to the Executive (or the Executive's estate, beneficiary, or legal representative, as the case may be) all compensation and benefits payable to the Executive under the terms of the Com-pany's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, and (3) all of the Executive's then outstanding equity and incentive compensation awards shall be treated in accordance with the terms of the plans and agreements evidencing such awards. Subject to Section 3(l) hereof, the Company shall also provide the Executive and/or his eligible dependents with access to retiree medical coverage.

(b)    OBLIGATIONS ON A TERMINATION DUE TO DEATH OR DISABILITY.    If the Executive's employment hereunder terminates by reason of death or Disability, then the Company, in addition to making the payments and benefits in Section 5(a), shall pay to the Executive, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash as soon as practicable following the Date of Termination, a pro-rata portion of the Executive's Target Annual Bonus Percentage of Annual Base Salary for the Company's fiscal year in which the Date of Termination occurs (the "Pro-Rata Bonus"). The Pro-Rata Bonus shall be calculated by multiplying the Target Annual Bonus Percentage of Annual Base Salary by a fraction, the numerator of which is the number of days in the Company's fiscal year that have elapsed to the Date of Termination and the denominator of which is the number of days in such fiscal year.

(c)    OTHER THAN FOR CAUSE, DISABILITY, OR DEATH, OR FOR GOOD REASON.

(i)    If, during the Term, the Company terminates the Executive's employment for any reason other than for Cause, death or Disability, or the Executive terminates his employment for Good Reason, then, in addition to making the payments and providing the benefits pursuant to Section 5(a), subject to Section 5(c)(ii) and Section 12(h), (1) beginning as soon as practicable following the Date of Termination, the Company shall pay to the Executive a monthly payment for each of the first twenty-four (24) months following the Date of Termination equal to one-twelfth (1/12th) the sum of (i) the Executive's Annual Base Salary immediately prior to the Date of Termination plus (ii) the Executive's Target Annual Bonus Percentage of Annual Base Salary for the fiscal year in which the Date of Termination occurs; (2) the Company shall provide or arrange to provide the Executive and his eligible dependents, at no greater cost to the Executive than the cost to the Executive immediately prior to the Date of Termination, life, disability, accident and health insurance benefits no less favorable than those provided to the Executive and his eligible dependents immediately prior to the Date of Termination for twenty-four (24) months following the Date of Termination (the "Continuation Period"), or, if sooner, until he becomes eligible for such benefits from a new employer (and the Executive shall promptly notify the Company of such eligibility from any new employer); and (3) the Company shall pay the Executive, as soon as practicable following the Date of Termination, the Pro-Rata Bonus.

(ii)    In the event that, during the Continuation Period, the Executive shall, without the written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that

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engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business (as defined below), then the Company's obligations to make any further payments or provide any further benefits under this Section 5(c) shall immediately terminate. "Competitive Business" shall mean any line of business that is substantially the same as any line of any operating business which on the Date of Termination the Company was engaged in or conducting and which during the Company's preceding fiscal constituted at least 5% of the gross sales of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may, become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, consulting or advisory firm, investment banking firm or similar organization which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on condition that the Executive shall not personally render any services in connection with such Competitive Business either directly to such Competitive Business or other persons or to the Executive's firm in connection therewith.

6.    NON-EXCLUSIVITY OF RIGHTS.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated compa-nies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7.    FULL SETTLEMENT.    Except as provided herein, the Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.    CONFIDENTIAL INFORMATION; SOLICITATION.

(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company ("Confidential Information"). Confidential Information includes, without limitation, such information relating to the (i) development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its subsidiaries, (ii) products and all formulas therefor, (iii) costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) identity and special needs of the customers and suppliers of the Company and its subsidiaries and (v) people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. "Confidential Information" also includes comparable information that the Company or any of its subsidiaries have received belonging to others or which was received by the Company or any of its subsidiaries pursuant to an agreement by the Company that it would not be disclosed. "Confidential Information" does not include information which (A) is or becomes available to the public generally (other than as a result of the Executive's unauthorized disclosure), (B) was within the Executive's possession prior to the date hereof or prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (C) becomes available to the Executive on a

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non-confidential basis from a source other than the Company or its subsidiaries, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (D) was independently developed the Executive without reference to the Confidential Information or (E) is required by law to be disclosed. The Executive shall promptly return to the Company upon the Date of Termination or at any other time the Company may so request, all notes, records, documents, files and memoranda (including in electronic format and all copies of such materials) constituting Confidential Information he may then possess or have under his control; provided, however, that he may retain his personal correspondence, diaries and other items of a personal nature.

(b)    For a period of two (2) years after the Date of Termination, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six (6) month period preceding the date of such hiring; or (ii) solicit, entice, persuade or induce (in each case, other than pursuant to non-targeted, general advertisements) any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

(c)    The Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of this Section 8 without the necessity of posting any bond, it being acknowledged and agreed that any breach or threatened breach of this Section 8 hereof will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.

9.    DISPUTE RESOLUTION.    Except for the Company's right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three (3) arbitrators sitting in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdic-tion. Each party shall bear its own costs and expenses (including legal fees) in connection with any arbitration proceeding instituted hereunder; provided, however, that if the Executive prevails in the arbitration, his costs and expenses shall be promptly reimbursed by the Company.

10.    ASSIGNMENT; SUCCESSORS.    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and benefits had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason.

11.    NO VIOLATIONS.    As a material inducement to the Company's willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement (and those contemplated hereby) and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

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12.    MISCELLANEOUS.

(a)    GOVERNING LAW.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At his address on file with the Company

With a copy to:

Simpson Thacher Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:    Kenneth C. Edgar Jr., Esq.

If to the Company:

The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:    Stuart N. Alperin, Esq.

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

(c)    SEVERABILITY.    The invalidity or unenforceability of any provision of this Agree-ment shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforce-able in part, the remaining portion of such provision, together with all other provi-sions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)    LEGAL FEES.    The Company shall pay directly or reimburse the Executive for legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the agreements contemplated herein; provided, however, that such payment or reimbursement obligation shall not exceed $25,000 in the aggregate.

(e)    WITHHOLDING.    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(f)    WAIVER.    The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)    ENTIRE AGREEMENT.    The Executive and the Company acknowledge that this Agreement (together with the Exhibits hereto) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other under-standing, whether oral or written, express or implied, between them concerning, related to or otherwise in

9

connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

(h)    RELEASE.    In connection with any termination of the Executive's employ-ment, the Executive and the Company agree to execute a mutual release from liability substantially in the form attached hereto as Exhibit E, and it is understood that no payments shall be made or any benefits provided pursuant to Section 5(c) hereof prior to the expiration of the required revocation period with respect to such release.

(i)    PUBLIC ANNOUNCEMENT.    The Company and the Executive agree to fully cooperate with respect to the timing and content of any public announcement regarding the hiring of the Executive or the execution of this Agreement.

(j)    NEW HIRE PROCEDURES.    The Executive shall co-operate with the Company in complying with the reasonable standard new hire policies and procedures of the Company, which policies and procedures have been communicated to the Executive.

(k)    SURVIVAL OF TERMS.    To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive's employment or the termination of this Agreement shall so survive.

(l)    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(m)    EACH PARTY THE DRAFTER.    This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Effective Date.

THE STANLEY WORKS

By: _______________________________ Name: John D. Opie Title: Director

EXECUTIVE

_______________________________ John F. Lundgren

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EXHIBIT A

The Stanley Works 2001 Long-Term Incentive Plan

Stock Option Grant Certificate

John F. Lundgren has been awarded an Option to purchase 250,000 shares

Grant Date: , 2004	Expiration Date: , 2014
25% of Option exercisable , 2005	Purchase Price Per Share: $[ ]
25% of Option exercisable , 2006
25% of Option exercisable , 2007
25% of Option exercisable , 2008

The Stanley Works

As a member of Stanley's team, your skills and contributions are vital to our Company's and its Shareholders continued success.
This award of stock options provides you with the opportunity to earn significant financial rewards for your efforts and contributions to making Stanley the most successful company it can be.
On behalf of the Board of Directors, Congratulations.

John D. Opie

EXHIBIT A

The Stanley Works hereby grants to the Grantee named on the front of this Certificate the option (the "Option") to purchase, on or before the Expiration Date at the Purchase Price per Share, the Option Shares, which shall be shares of the Common Stock of The Stanley Works, par value $2.50 per share (the "Common Stock") all as set forth on the front of this certificate. The Option is granted subject to the following terms and conditions and the terms and conditions of The Stanley Works 2001 Long Term Incentive Plan, as amended from time to time (the "Plan").

1. Exercisability.    The Option may, from time to time from the Exercisable Date to the Expiration Date, be exercised as to the Option Shares or a portion thereof, as set forth on the front of this certificate. Stock may be purchased hereunder only to the extent that this Option has become exercisable. See paragraph 6 regarding termination of employment.

2. Process of Exercise.    The Option may be exercised, in whole or in part, by written notification to Stanley's Treasurer at Stanley's executive offices in New Britain, Connecticut, or by any other procedure established by Stanley from time to time. Such notification shall (i) specify the number of shares with respect to which the Option is being exercised, and (ii) be accompanied by payment for such shares. Such notification shall be effective upon its receipt by the Treasurer or any other party designated by the Treasurer on or before the Expiration Date. The Option may not be exercised with respect to a fractional share or with respect to the lesser of 100 shares or the balance of the shares then covered by the Option. In the event the Expiration Date falls on a day which is not a regular business day at Stanley's executive offices in New Britain, Connecticut, then such written notification must be received at such office on or before the last regular business day prior to the Expiration Date. Payment is to be made by check payable to the order of The Stanley Works or by one of the alternative methods of payment described in the Plan and acceptable to Stanley's Compensation and Organization Committee (the "Committee"). No shares shall be issued on exercise of the Option until full payment for such shares has been made and all checks delivered in payment therefor have been collected. The Grantee shall not have any rights of a shareholder upon exercise of the Option, including but not limited to, the right to vote or to receive dividends, until stock certificates have been issued to the Grantee.

3. Tax Withholding; etc.    Stanley shall not be required to issue any certificate or certificates for shares purchased upon the exercise of any part of the Option prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, (iii) the obtaining of any consent or approval or other clearance from any governmental agency which Stanley shall, in its sole discretion, determine to be necessary or advisable, and (iv) the payment to Stanley, upon its demand, of any amount requested by Stanley for withholding federal, state or local income or earnings taxes or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of the Option or the transfer of such shares. The Option shall be exercised and shares issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities laws, and the Grantee shall comply with any requirements imposed by the Committee under such laws. If the Grantee qualifies as an "affiliate" (as that term is defined in Rule 144 ("Rule 144") promulgated under the Act), upon demand by Stanley, the Grantee (or any person acting on his or her behalf) shall deliver to the Treasurer at the time of any exercise of the Option a written representation that upon exercising the Option he or she will acquire shares pursuant to the Plan for his or her own account, that he or she is not taking the shares with a view to distribution and that he or she will dispose of the shares only in compliance with Rule 144.

4. Transferability.    Except as otherwise provided in the Plan, the Option is not transferable by the Grantee otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order, as defined in the Internal Revenue Code of 1986, as amended (the "Code"). More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process.

EXHIBIT A

5. No Right to Employment.    The Option does not confer upon the Grantee any right with respect to continuation of employment with Stanley or any of its subsidiaries, and will not interfere in any way with the right of Stanley or any of its subsidiaries to terminate the Grantee's employment.

6. Change in Control; Termination of Employment.    Notwithstanding any other provisions:

Upon the termination of Grantee's employment with Stanley for any reason, the portion of the Option not then exercisable (after taking into account the provisions hereof) shall be immediately forfeited.

Upon the occurrence of a Change in Control (as defined in the Change in Control Severance Agreement) during Grantee's employment with Stanley or upon termination of Grantee's employment with Stanley by reason of death, Retirement (as defined below) or Disability (as defined in Grantee's employment agreement with Stanley dated                         , 2004, as amended from time to time (the "Employment Agreement")), the Option shall thereupon become exercisable as to all shares of Common Stock subject to the Option. Upon the termination of Grantee's employment by Stanley other than for Cause (as defined in the Employment Agreement), or upon Grantee's termination of employment from Stanley for Good Reason (as defined in the Employment Agreement), the Option also shall thereupon become exercisable as to all shares of Common Stock subject to the Option. Upon a termination by the Company other than for Cause, death, Retirement, or Disability, or upon Grantee's termination of employment from Stanley for Good Reason, the Grantee may exercise the Option until the earlier of the expiration of its original term or two (2) years after such termination of employment. Upon a termination of employment due to death, Retirement or Disability, the Grantee may exercise the option until the expiration of its original term.

Upon the termination of the Grantee's employment with Stanley for Cause, the Option shall expire immediately upon such termination. Upon the Grantee's voluntary termination of employment with Stanley other than for Good Reason, the Grantee may exercise the Option, to the extent then exercisable, until the earlier of the expiration of its original term or two (2) months after such termination.

Leaves of absence for such periods and purposes conforming to the personnel policy of Stanley as may be approved by the Committee shall not be deemed terminations or interruptions of employment.

If the Grantee should die while employed by Stanley or any of its subsidiaries or after Disability or Retirement, the Option may be exercised by the person designated in the Grantee's last will and testament or, in the absence of such designation, by the Grantee's estate, to the full extent that the Option could have been exercised by the Grantee immediately prior to the Grantee's death until the expiration of its original term. For purposes of this paragraph 6, "Retirement" shall have the meaning provided under the qualified pension plan applicable to the Grantee.

In the event the Option is exercised by the executors, administrators, legatees or distributees of the estate of the Optionee, Stanley shall be under no obligation to issue shares unless Stanley is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the Optionee's estate or the proper legatees or distributees thereof.

7. Adjustments.    In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other changes in corporate structure or capitalization affecting the Common Stock, the number of shares remaining to be exercised under the Option and the Purchase Price shall be appropriately adjusted by the Committee in accordance with the terms and provisions of the Plan. If, as a result of any adjustment under this paragraph, the Grantee becomes entitled to a fractional share, he or she shall have the right to purchase only the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.

8. Miscellaneous.    All decisions or interpretations of the Committee with respect to any question arising under the Plan or under the Option shall be binding, conclusive and final. The waiver by Stanley of any provision of the Option shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of the Option. The Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in the Option are subject in all respects to the terms and conditions of the Plan, which shall be controlling. Grantee agrees to execute such other agreements, documents, or assignments as may be necessary or desirable to effect the purposes of this the Option.

9. Binding Effect.    The grant of this Option shall be binding and effective only if this Certificate is executed by or on behalf of Stanley.

10. Capitalized Terms.    All capitalized terms used in this Certificate which are not defined herein shall have the meaning given them in the Plan unless the context clearly requires otherwise.

EXHIBIT B

The Stanley Works 2001 Long-Term Incentive Plan

RSU Grant Certificate

John F. Lundgren has been awarded 75,000 restricted stock units (RSU)

Grant Date: ___________, 2004	Distribution Date:	50% on ________, 2006
50% on ________, 2007

The Stanley Works

As a member of Stanley's team, your skills and contributions are vital to our Company's and its Shareholders continued success.
This award of stock options provides you with the opportunity to earn significant financial rewards for your efforts and contributions to making Stanley the most successful company it can be.
On behalf of the Board of Directors, Congratulations.

John D. Opie

EXHIBIT B

Inter-Office Correspondence

To:    John F. Lundgren                                                                                         _____________, 2004

As of __________, 2004, the company granted to you 75,000 restricted stock units under Stanley's 2001 Long-Term Incentive Plan (the "Plan"), as evidenced by the attached RSU Grant Certificate. These units shall include dividend equivalent rights that will entitle you to receive payments at the same time and in the same amount and kind as dividends are paid on shares. Except as indicated below, these units will be forfeited if your employment is terminated for any reason prior to the applicable distribution date set forth below.

Here are the terms of the grant.

Grantee	Total Grant	Shares/Distribution Date
John F. Lundgren	75,000	37,500 – __/__/06 37,500 – __/__/07

If, prior to the applicable distribution date set forth above, (1) there occurs a Change in Control (as defined in the Plan) while you remain employed by Stanley, (2) your employment terminates by reason of death or Disability, (3) your employment is terminated by Stanley (other than for Cause) or (4) your employment is terminated by you for Good Reason, all then outstanding units shall become vested and nonforfeitable and distribution in respect of such units shall be made to you (subject to any deferral election made by you). For purposes hereof, the terms "Disability," "Cause" and "Good Reason" shall have the respective meanings ascribed to such terms in your employment agreement with Stanley dated ___________, 2004, as amended from time to time.

Bruce H. Beatt

EXHIBIT C

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT (the "Agreement"), dated ___________, 2004, is made by and between The Stanley Works, a Connecticut corporation (the "Company"), and John F. Lundgren (the "Executive").

WHEREAS, the Company considers it essential to the best interests of its shareowners to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareowners; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.    Defined Terms.    The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.    Term of Agreement.    The Term of this Agreement shall commence on ___________, 2004 and shall continue in effect through ___________, 2006; provided, however, that commencing on ____________, 2005 and each ____________ thereafter, the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to ______________, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

3.    Company's Covenants Summarized.    In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.    The Executive's Covenants.    The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

5.    Compensation Other Than Severance Payments.

5.1    Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's Annual Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive's employment is terminated by the Company for Disability.

5.2    If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay, in addition to the payments and benefits due under Section 5(a) of the Employment Agreement and subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, the Executive's Annual Base Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3    If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall, in addition to the payments and benefits due under Section 5(a) of the Employment Agreement and subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, pay to the Executive the Executive's post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6.    Severance Payments.

6.1    If the Executive's employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 ("Severance Payments") and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (i) the Executive's employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs).

(A)     In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive pursuant to the Employment Agreement or otherwise, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of the (i) Executive's Annual Base Salary or, if higher, the Annual Base Salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the average annual bonus earned by the Executive pursuant to Section 3(b) of the Employment Agreement and any other annual bonus or incentive plan maintained by the Company in respect of the three (3) fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which the first event or circumstance constituting Good Reason occurs. If the Executive has not been eligible to receive three (3) annual bonuses due to his lack of tenure with the Company at the time of termination of employment, such average shall be calculated with respect to the lesser number of fiscal years for which the Executive was eligible to receive an annual bonus from the Company and for which such bonuses were determined and paid by the Company (or deferred by the Executive); provided, however, that (1) if the Executive's annual cash bonus in respect of the Company's 2004 fiscal year has not been paid (or so deferred) prior to the Executive's termination of employment, such average shall be deemed to be $750,000 and (2) any annual bonus actually earned in respect of 2004 shall, for purposes of computing the applicable average, be deemed to be the actual amount of the annual bonus for 2004, multiplied by a fraction, the numerator of which is 366, and the denominator of which is the number of days the Executive was employed by the Company in 2004. Any amount paid by the Company pursuant to Section 3(c) of the Employment Agreement shall be disregarded for purposes of this calculation.

(B)     For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall promptly reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circum-stance constituting Good Reason.

(C)     In addition to the retirement benefits to which the Executive is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all DB Pension Plans (without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of age and service credit thereunder and had been credited under each DB Pension Plan during such period with compensation equal to the Executive's compensation (as defined in such DB Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the DB Pension Plans as of the Date of Termination. For purposes of this Section 6.1(C), "actuarial equivalent" shall be determined using the same assumptions utilized under The Stanley Works Retirement Plan immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason. Notwithstanding the foregoing, the calculation of the lump sum amount payable with respect to the DB Pension Plan that arises pursuant to Section 3(j) ("Pension Make-Whole") of the Employment Agreement shall be determined based on the projected increase in the Executive's Historical Average Compensation (as defined in Exhibit D to the Employment Agreement).

(D)     In addition to the benefits to which the Executive is entitled under the DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Executive's behalf during the thirty-six (36) months immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive's compensation (as defined in the DC Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive's account balance under the DC Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the DC Pension Plan.

(E)     If the Executive would have become entitled to benefits under the Company's post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive's employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care and/or life insurance benefits to the Executive and the Executive's dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

(F)     The Company shall provide the Executive with third-party outplacement services suitable to the Executive's position for a period of thirty-six (36) months or, if earlier, until the first acceptance by the Executive of an offer of employment, provided, however, that in no case shall the Company be required to pay in excess of $50,000 over such period in providing outplacement services.

(G)     For the thirty-six (36) month period immediately following the Date of Termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever occurs earlier, the Company shall continue to provide the Executive with all perquisites provided by the Company (i) to the Executive pursuant to the Employment Agreement and (ii) immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason (including, without limitation, automobile, financial planning, annual physical and executive whole life insurance).

6.2    (A)    Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

(B)     For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as

"parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's inde-pendent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(C)     In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

6.3    The payments provided in subsections (A), (C) and (D) of Section 6.1 hereof and in Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 6.2 hereof); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be payable by the Executive to the Company on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.4    The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7.    Termination Procedures and Compensation During Dispute.

7.1    Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause (and the subsequent special Board meeting to determine whether Cause exists) shall be in accordance with the provisions set forth in Section 4(b)(ii) of the Employment Agreement.

7.2    Date of Termination.    "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause, in which case the Date of Termination will be determined in accordance with Sections 4(b)(ii) and 4(d) of the Employment Agreement) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

7.3    Dispute Concerning Termination.    If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of three (3) arbitrators, in accordance with the dispute resolution provisions set forth in Section 9 of the Employment Agreement, or by a court of competent jurisdiction (which, in each case, is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4    Compensation During Dispute.    If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Annual Base Salary and eligibility for the Target Annual Bonus Percentage) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with

Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduced by any other amounts due under this Agreement.

8.    No Mitigation.    The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, except as specifically provided in Sections 6.1(B) and 6.1(G) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.    Restrictive Covenants.

9.1    The Executive agrees that restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Executive of the ability to earn a livelihood:

(A)     In the event that, during the twenty-four (24) months following termination of employment during the Term by the Executive for Good Reason or by the Company other than for Cause, death, or Disability (the "Non-Competition Period"), the Executive shall, without the written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business, then the Company's obligations to make any further payments or provide any further benefits under Section 6.1 shall immediately terminate.

(B)     The Executive agrees that (i) during the Non-Competition Period, the Executive will remain bound by Section 8(b) of the Employment Agreement and (ii) during the Term and thereafter, he will remain bound by Section 8(a) of the Employment Agreement.

(C)     Without limiting the foregoing, it is understood that the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Sections 6.1 and 6.2 hereof, and shall be entitled to recoup the pro rata portion of any such payments and of the value of any such benefits previously provided to the Executive in the event of a material breach by the Executive of the provisions of this Section 9 (such pro ration to be determined as a fraction, the numerator of which is the number of days from such breach to the second anniversary of the date on which the Executive terminates employment and the denominator of which is 730), which breach continues without having been cured within 15 days after written notice to the Executive specifying the breach in reasonable detail.

10.    Successors; Binding Agreement.

10.1    In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.2    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

11.    Notices.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company: The Stanley Works 1000 Stanley Drive New Britain, Connecticut 06053
Attention: General Counsel

12.    Miscellaneous.    No provision of this Agreement may be modi-fied, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company (including, without limitation, the Employment Agreement) only in the event that the Executive's employment with the Company is terminated during the Term on or following a Change in Control (or deemed to have been so terminated), by the Company other than for Cause, death or Disability or by the Executive for Good Reason. Notwithstanding the foregoing, this Agreement shall not supersede Sections 3(d), 3(e), 3(f), 3(g), 3(h), 3(j), 3(k), or 3(l) of the Employment Agreement. To the extent that this Agreement does not supersede the Employment Agreement but provides payments or benefits in excess of those to which the Executive is entitled under the Employment Agreement, the Executive shall be entitled to (i) such excess payments and benefits and (ii) payments and benefits due pursuant to the Employment Agreement. Further, to the extent this Agreement does not supersede the Employment Agreement or any other agreement setting forth the terms and conditions of the Executive's employment with the Company, it shall not result in any duplication of benefits to the Executive. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

13.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.    Settlement of Disputes.    All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by a court of competent jurisdiction.

Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.    Definitions.    For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)    "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)    "Annual Base Salary" shall have the meaning set forth in Section 3(a) of the Employment Agreement.

(C)    "Annual Target Bonus Percentage" shall have the meaning set forth in Section 3(b) of the Employment Agreement.

(D)    "Auditor" shall have the meaning set forth in Section 6.2 hereof.

(E)    "Base Amount" shall have the meaning set forth in Section 280G(b)(3) of the Code.

(F)    "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(G)    "Board" shall mean the Board of Directors of the Company.

(H)    "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(I)    A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities ac-quired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new direc-tor (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of direc-tors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareowners was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(III)     there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

(IV)     the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareowners of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(J)    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(K)    "Company" shall mean The Stanley Works and, except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(L)    "Competitive Business" shall have the meaning set forth in Section 5(c)(ii) of the Employment Agreement.

(M)    "Confidential Information" shall have the meaning set forth in Section 8(a) of the Employment Agreement.

(N)    "DB Pension Plan" shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan, agreement, or pension make-whole arrangement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits. For purposes of Section 6.1(C) hereof, if the Executive would have satisfied the condition for participation in a DB Plan (or any successor thereto) within thirty-six (36) months following the Date of Termination (i.e., assuming the Executive accrued additional age and service credit over such period), the Executive shall be deemed to have been a participant in such plan immediately prior to the Date of Termination and shall be entitled to the benefits provided under Section 6.1(C) relating thereto.

(O)    "DC Pension Plan" shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the executive with supplemental retirement benefits.

(P)    "Date of Termination" shall have the meaning set forth in Section 7.2 hereof.

(Q)    "Disability" shall have the meaning set forth in Section 4(a) of the Employment Agreement.

(R)    "Employment Agreement" shall mean the Employment Agreement by and between the Company and the Executive, dated ______________, 2004, and any subsequent amendments thereto.

(S)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(T)    "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

(U)    "Executive" shall mean the individual named in the first paragraph of this Agreement.

(V)    "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I)     the assignment to the Executive of any duties inconsistent with the Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(II)     a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;

(III)     the relocation of the Executive's principal place of employment to a location more than thirty-five (35) miles from the Execu-tive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(IV)     the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(V)     the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Execu-tive's total compensation, including but not limited to the Company's 2001 Long-Term Incentive Plan and Management Incentive Compensation Plan and Section 3(j) ("Pension Make-Whole") of the Employment Agreement, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immedi-ately prior to the Change in Control;

(VI)     the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

(VII)     any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness; or

(VIII)    any event that would constitute "Good Reason" pursuant to the Employment Agreement.

The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason in connection with a termination of employment other than as described in the second sentence of Section 6.1 hereof, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(W)    "Gross-Up Payment" shall have the meaning set forth in Section 6.2 hereof.

(X)    "Notice of Termination" shall have the meaning set forth in Section 7.1 hereof.

(Y)    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

(Z)    "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)     the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)     the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)     any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV)     the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(AA)    "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

(BB)    "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

(CC)    "Subsidiary" means any corporation or other business organization of which the securities having a majority of the normal voting power in electing the board of directors or similar governing body of such entity are, at the time of determination, owned by the Company directly or indirectly through one or more Subsidiaries.

(DD)    "Target Annual Bonus Percentage" shall have the meaning set forth in Section 3(b) of the Employment Agreement.

(EE)    "Tax Counsel" shall have the meaning set forth in Section 6.2 hereof.

(FF)    "Term" shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(GG)    "Total Payments" shall mean those payments so described in Section 6.2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE STANLEY WORKS
By:

Name: Bruce H. Beatt Title: Vice President, General Counsel and Secretary
EXECUTIVE

John F. Lundgren

EXHIBIT D

EXAMPLES OF PENSION MAKE-WHOLE1

I.	A. Description of Normal Retirement Benefit

•	Payable for retirement at or after age 65.

•	The pension is equal to 50% of the Executive's "Historical Average Compensation" (i.e., the average Cash Salary[2] from his Prior Employer over the forty-eight (48) full calendar months preceding the Executive's termination of employment from his Prior Employer, or if fewer, all full calendar months of his employment with his Prior Employer that immediately precede termination of employment).

•	For purposes of the Pension Make-Whole, the Executive's 2003 Cash Salary is $1,040,000 and is assumed to increase at the rate of 5% per year during Executive's employment with the Company.

•	The annual normal retirement benefit that the Company will provide will be equal to 50% of the Executive's Historical Average Compensation (determined at Executive's retirement from the Company), offset by (i) retirement benefits accrued and payable under any defined benefit plans and arrangements with the Prior Employer (including retirement benefits accrued and payable under plans and arrangements with the entity that was acquired by the Prior Employer, but only if and to the degree such retirement benefits are offset by the Prior Employer under its applicable plan or arrangement) and (ii) other retirement benefits accrued and payable under plans and arrangements of the Company that do not represent the Executive's elective deferrals (e.g., 401(k) contributions).[3]

B.    Normal Retirement Example:

Assumptions:

•	Executive is currently age 52 and retires from the Company at age 65.

[1]	Note that the examples and assumptions herein are for illustrative purposes only. Numbers used in the examples herein will be revised at the time that the pension make-whole is actually calculated.
[2]	"Cash Salary" - shall mean base salary, annual incentive bonuses and any cash salary or annual incentive bonus which the Executive elected to defer (such Deferred Amounts, "Deferred Salary"), and excludes, without limitation, severance payments of any kind, deferred compensation under any long-term incentive program (other than Deferred Salary), bonuses for purpose of offsetting taxation and any other incentive compensation (other than annual incentive bonuses); provided that annual incentive bonuses shall be counted in the year(s) or partial year(s) with respect to which they are earned (rather than in the year of payment) and shall be prorated for partial years (if not already prorated to reflect partial year participation) included in the forty-eight (48) month averaging period and provided, further, that if the annual incentive bonus amount with respect to any part of that period is unavailable at the time retirement payments are to commence, an estimated benefit will be paid based on the available compensation data, subject to a retroactive adjustment when final data are available.
[3]	For purposes of applying all offsets, accrued retirement benefits will be treated as payable (i) at the earliest date provided for in the underlying plan or arrangement and (ii) in the form of a single life annuity. Executive's election to defer receipt of such benefits and/or to have such benefits paid in a different form will not be taken into account. These examples assume that the Executive's Prior Employer offsets the pension payable from the entity the Prior Employer acquired.

•	Executive's Historical Average Compensation at age 65 for purposes of Pension Make-Whole is $1,820,000 (based on Cash Salary of $1,040,000, increased for 13 years, and taking the average of years 10,11,12,13).

•	Executive elects to commence payment of retirement benefits from his Prior Employer at age 62 (the earliest time at which such benefit may commence); this lifetime annual retirement benefit is assumed to be $300,000.

•	At retirement, Executive's aggregate vested account balance attributable to Company contributions (other than 401(k) elective deferrals) under Company-sponsored defined contribution plans is $1 million; the lifetime annual annuity equivalent of this account balance is $100,000 (calculated by reference to the PBGC plan termination rate then in effect and a standard mortality table selected by an actuarial firm appointed by the Company and reasonably acceptable to the Executive).

Calculation of Pension Make-Whole:

•	Normal Retirement Benefit	= $910,000 (50% x $1,820,000)

•	Offsets	= $400,000 ($300,000 + $100,000)

•	Pension Make-Whole	= $510,000

II.	A. Description of Early Retirement Benefit

•	Applies if Executive's employment with the Company terminates for any reason prior to age 65 (other than a termination, prior to age 55, (A) by the Company for Cause or (B) by the Executive without Good Reason).

•	The pension is equal to the normal retirement benefit, but reduced to reflect early payment (4% yearly reduction for starting the benefit before age 62). Payment will not be made prior to Executive attaining age 55.

•	The annual early retirement benefit that the Company will provide will be equal to the amount due upon early retirement, but will be subject to offset as described in "Description of Normal Retirement Benefit" above.

B.    Early Retirement Example:

Assumptions:

•	Executive retires from the Company at age 55 after having worked for 3 years and elects that payment of Pension Make-Whole commence immediately.

•	Executive's Historical Average Compensation at age 55 for purposes of Pension Make-Whole is $1,120,000 (average of $1,040,000 plus this amount increased by 5% per year for 3 years, and taking the average of these 4 amounts).

•	At Executive's termination from the Company, he is not yet eligible to commence receipt of any retirement payments from his Prior Employer; he is first eligible to commence to receive such retirement payments at age 62, in an aggregate annual amount assumed to be $200,000.

•	At termination, Executive's aggregate vested account balance attributable to Company contributions (other than 401(k) elective deferrals) under Company-sponsored defined contribution plans is $100,000; the lifetime annual annuity equivalent of this account balance (calculated as described above for payments commencing at termination) is $5,000.

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Calculation of Pension Make-Whole:

•	Early Retirement Benefit:	$403,000 (50% x $1,120,000 x 72%)

•	Offset (prior to age 62):	5,000

•	Pension Make-Whole (prior to age 62):	$398,000

•	Additional Offset (after age 62):	$200,000

•	Pension Make-Whole (after age 62):	$198,000

III.	A. Description of Vested Retirement Benefit

•	Payable for termination prior to age 55 by the Company for Cause or by the Executive without Good Reason.

•	Pension payable at age 62 and is equal to l/15th of the normal retirement benefit multiplied by Executive's aggregate years of service with the Prior Employer and the Company, subject to offset as described above.

B.    Vested Retirement Benefit Example:

Assumptions:

•	Executive voluntarily terminates employment in 2005 at age 54 without Good Reason after having worked with the Company for two years.

•	Executive's Historical Average Compensation from his Prior Employer is $930,000.

•	Executive's Historical Average Compensation at age 54 for purposes of the Pension Make-Whole is $1,080,000 (average Cash Salary for 2002-2005; i.e., 2002 Cash Salary of $1,040,000 plus 2003 Cash Salary of $1,040,000 plus this amount increased by 5% for 1 and 2 years).

•	Executive has accrued aggregate annual retirement benefits assumed to be $300,000 payable from his Prior Employer at age 62 (including a Vested Retirement Benefit of ($93,000 (50% x $930,000 x 3/15)).

•	Executive is not entitled to any other retirement benefits from the Company.

Calculation of Pension Make-Whole (payable at age 62):

•	Vested Retirement Benefit:	$180,000 (50% x $1,080,000 x 5/15)

•	Offset:	$300,000

•	Pension Make-Whole	$0

IV.	Pre-Termination Disability; Pre-Termination Death; Post-Termination Death

•	If the Executive's employment terminates as a result of Disability, Pre-Termination Death or Post-Termination Death (as each is described in the Officer Retirement Agreement between the Executive and his Prior Employer) (the "ORA"), the pension payable to or in respect of the Executive shall be reduced in accordance with the applicable reduction percentage set forth in such Officer Retirement Agreement.

V.    Benefit Forms

•	The pension payable hereunder shall be paid at such time and in such manner as is set forth in the ORA.

•	The Executive may elect to have the pension payable hereunder in one of the alternative benefit forms set forth in the ORA. An actuarial firm appointed by the Company and reasonably acceptable to the Executive shall determine (with reference to the PBGC plan termination rate then in effect and a standard mortality table selected by such firm) the actuarial equivalent amount payable to the Executive and any other adjustments necessary to preserve the intent of Section 3(j) of the Employment Agreement.

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EXHIBIT E

MUTUAL RELEASE

(a) John F. Lundgren ("Releasor") for and in consideration of benefits provided pursuant to an Employment Agreement with The Stanley Works entered into effective as of                             , 2004 (the "Employment Agreement"), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge The Stanley Works and its parents, subsidiaries and affiliates (collectively, the "Company Group"), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his to its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the "Company Releasees") from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor's heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor's employment or director relationship with the Company, or the termination thereof, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor. Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor's behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Executive's rights under the Employment Agreement, (ii) any right or claim that arises after the date the Executive executes this release, (iii) the Executive's eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Executive incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company or any affiliate or subsidiary are held jointly liable.

(b) Releasor has been advised to consult with an attorney of Releasor's choice prior to signing this release, has done so and enters into this release freely and voluntarily.

(c) Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release. Once Releasor has signed this release, Releasor has seven (7) additional days to revoke Releasor's consent and may do so by writing to the Company as provided in Section 12(b) of the Employment Agreement. Releasor's release shall not be effective, and no payments or benefits shall be due under Section 5(c) of the Employment Agreement, until the eighth day after Releasor shall have executed this release (the "Revocation Date") and returned it to the Company, assuming that Releasor has not revoked Releasor's consent to this release prior to the Revocation Date.

(d) The Company, for and in consideration of the Executive's covenants under the Employment Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor

EXHIBIT E

and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Executive's employment or director relationship with the Company or the termination thereof, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation. Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company's rights under the Employment Agreement, or (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release.

(e) The Company's release shall become effective on the Revocation Date, assuming that Releasor shall have executed this release and returned it to the Company and has not revoked Releasor's consent to this release prior to the Revocation Date.

(f) In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

This release shall be governed by the law of the State of Connecticut without reference to its choice of law rules.

THE STANLEY WORKS

By:
Name:
Title:

Signed as of this            day of                                      .

EXECUTIVE

John F. Lundgren

Signed as of this            day of                                      .

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